EXHIBIT 4.1

                         1999 STOCK OPTION PLAN
                                   OF
                         SDR TECHNOLOGIES, INC.,
                        A CALIFORNIA CORPORATION

     1.   PURPOSE.

     The purpose of this Plan is to strengthen SDR Technologies, Inc. (the "Company"), by providing an additional means to retain, attract, and institute competent management personnel and by providing to participating directors, officers and other key employees as well as outside consultants added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company. The Plan seeks to accomplish these purposes and results by providing a means whereby such individuals, officers and other key employees may purchase shares of the capital stock of the Company pursuant to options.

     2.   ADMINISTRATION.

     This Plan shall be administered by a committee (the "Committee") consisting of members selected by, and serving at the pleasure of, the Board of Directors of the Company (the "Board"). Any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote, or by the written consent of a majority, of its members.

     Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan, and to define the terms used in it, to prescribe, amend, and rescind rules and regulations relating to the administration of the Plan, to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee on these matters shall be conclusive. Subject to the express provisions of the Plan, the Committee shall determine from the eligible class the individuals who shall receive options, and the terms and provisions of the options (which need not be identical); provided, however, that notwithstanding any other provisions in this Plan, all grants of options shall be determined by the Board, or by the Committee, if the Board so authorizes.

     3.   PARTICIPATION.

     Officers and other key employees of the Company or of any subsidiary corporation as well as outside consultants shall be eligible for selection to participate in the Plan. Directors, whether or not officers or employees of the Company or any subsidiary corporation, are eligible to participate in the Plan. An individual who has been granted an option may, if otherwise eligible, be granted an additional option or options of the Board shall so determine.

     4.   STOCK SUBJECT TO THE PLAN AND OPTIONS.

     Subject to adjustments as provided in Section 11 hereof, the stock to be offered under the Plan shall be shares of the Company's authorized but unissued Common Stock (hereinafter called "stock") and the aggregate amount of stock to be delivered upon the exercise of all options granted under the Plan shall not exceed 700,000 shares, subject to the adjustment as set forth in Section 11 of this Plan. Subject to the general limitations contained in this Plan and the consent of the option holder as provided in
Section 12, (a) the Board may make any adjustment in (i) the exercise price of,

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(ii) the number of shares subject to, or (iii) the term of, an option by
(b) cancellation of an outstanding option and a subsequent regranting of an option, whether by amendment, or substitution, and (c) such new option may provide for (i) an exercise price which is higher or lower than the prior option, (iii) a greater or lesser number of shares subject to the option, or (iii) a longer or shorter term than the prior option. All shares received pursuant to the exercise of the option granted hereby will be subject to the terms and conditions of a Stock Purchase Agreement between the Company and all the shareholders unless the Board or the committee determines in their sole discretion that certain shares of certain option holders will not be subject to such a Stock Purchase Agreement.

     5.   OPTION PRICE.

     The purchase price of stock covered by each option shall be determined by the Committee. The purchase price of any shares purchased shall be paid in full in cash or by check at the time of each purchase.

     6.   OPTION PERIOD.

     Each option and all rights or obligations thereunder shall expire on such date as the Committee or the Board shall determine, but not later than the tenth anniversary of the date the option became fully vested, and shall be subject to earlier termination a hereinafter provided.

     7.   EXERCISE OF OPTIONS; CONTINUATION OF EMPLOYMENT.

     Each person who is an employee to whom an option is granted must agree, at the request of the Company, to remain in the continuous employ of the Company or a subsidiary or parent corporation following the grant of an option for a period of not less than one year. Nothing contained in the Plan (or in any option granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or of any subsidiary or parent corporation or constitute any contract or agreement of employment or interfere in any way with the right of the Company or any subsidiary or parent corporation to change in any way (including increases or decreases in) the person's compensation from the rate in existence at the time of the granting of an option or to terminate the person's employment, but nothing contained herein or in any option agreement shall affect any contractual rights of an employee.

     Each option shall become exercisable and the total number of shares subject to it shall be purchasable, in such installments, which need not to be equal, as the Committee shall determine; provided, however, that if an option holder shall not in any given installment period purchase all of the shares that the holder is entitled to purchase in that period, the holder's right to purchase any shares not purchased in that period shall continue until the expiration or sooner termination of the holder's option. No option or installment shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded except that, if an installment includes fractional interests as a result of adjustments pursuant to Section 11 of the Plan, they may be accumulated in accordance with the preceding sentence. No less than 10 shares may be purchased at one time unless the number purchased is at the time the total number available for purchase under the option.

     8.   NONTRANSFERABILITY OF OPTIONS.

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     An option granted under the Plan shall, by its terms, be
nontransferable by the option holder other than by will or the law of descent and distribution, and shall be exercisable during his or her lifetime only by the option holder (regardless of any community property interest therein of the option holder (regardless of any community property interest therein of the option holder's spouse, if any).

     Except as otherwise expressly set forth in this Plan, no right or benefit under this Plan or under any option agreement shall be subject in any manner to anticipation, alienation, hypothecation, or charge, and any such attempted action shall be void. No right or benefit under this Plan or under any option shall in any manner be liable for or subject to debts, contracts, liabilities, or torts of any option holder or any other person except as otherwise may be expressly required by applicable law.

     9.   TERMINATION OF EMPLOYMENT.

     If the option holder who was an employee of the Company ceases to be employed by the Company or any subsidiary or parent, because of discharge for cause (as defined below), that holder's option shall expire concurrently with that discharge for cause. If the option holder ceases to be employed by the Company or any subsidiary or parent, for any reason other than death or discharge for cause (as defined below), the holder's option shall, subject to earlier termination pursuant to Section 6, expire three months thereafter (or after any shorter period provided in the option), and during such period after such older ceases to be an employee the option shall be exercisable only as to those shares to which the option had become exercisable as of the date of such cessation of employment.

     The term "cause" as used in this agreement with respect to the discharge by the Company of any option holder, means failure by the option holder to perform in an satisfactory manner the holder's duties as an employee of the Company, as determined by the Board in its discretion, or conduct on the part of the option holder which the Board, in good faith shall determine would reflect so seriously upon the public reputation of the option holder, if that conduct became publicly known, as to prejudice substantially the Company's interests if the option holder were retained as an employee of the Company or any subsidiary or parent.

     10.  DEATH OF EMPLOYEE.

     If any option holder dies while employed by the Company or any other subsidiary or parent, or dies during the period referred to in Section 9 hereof, that holder's option shall, subject to earlier termination pursuant to Section 6, expire one year after the date of death (or after such shorter period as may be provided in the option). During such period after such death the option may be exercised to the extent of shares as to which the option was exercisable as of the date of death by the person or persons to whom the option holder's rights under the option shall passes by will or by the applicable laws of descent and distribution.

     11.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     If the outstanding shares of stock of the Company are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities of the Company; through

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reorganization, merger, recapitalization, reclassification, stock split or reverse stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercisable price per share allocated to unexercised options, which shall have been granted prior to any such change, shall likewise be made. Any adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share covered by the unexercised portion of the option.

     Upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property of the Company to another corporation, this Plan shall terminate, and any option theretofore granted hereunder shall terminate, unless provision be made in connection with such transaction for the assumption of options previously granted, or the substitution for such options of new options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number or kind of shares and prices.

     Adjustments under this section shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive. If an adjustment under this Section would result in a fractional share interest under an option or any installment, the Committee's decision as to inclusion or exclusion of that fractional share interest shall be final but no fractional shares of stock shall be issued under the Plan on account of any such adjustment.

     12.  AMENDMENT AND TERMINATION.

     The Board may at any time suspend, amend, or terminate the Plan and may, with the consent of an option holder, make such modifications or the terms and conditions of the holder's option as it shall deem advisable. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension, or termination of the Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under option previously granted under the Plan.

     13.  TIME OF GRANTING OF OPTIONS.

     The granting of an option pursuant to the Plan shall take place at this time of the Committee's action; provided, however, that if the appropriate resolutions of the Committee indicate that an option is to be granted as of and at some future date, that date shall be the date of grant. In the event action by the Committee is taken by unanimous written consent of its members, the action of the Committee shall be deemed to be at the time the last member signs the consent.

     14.  PRIVILEGES OF STOCK OWNERSHIP; NONDISTRIBUTIVE INTENT.

     The holder of an option shall not be entitled to the privilege of stock ownership as to any shares of stock not actually issued and delivered. Upon the grant of an option at a time when there is not in effect under the Securities Act of 1933 a registration statement relating to the stock issuable

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upon exercise thereof and available for delivery a prospectus meeting the requirements of Section 10(a)(3) of that Act, the option holder shall represent and warrant in writing to the Company that the shares subject to the option are not being acquired with a view to the distribution thereof. No options granted and no shares shall be issued upon the exercise of any option unless and until any then applicable requirements of the Securities and Exchange Commission, the California Corporations Commissioner, or other regulatory agencies having jurisdiction and of any exchanges upon which stock of the Company may be listed shall have been fully complied with.

     15.  EFFECTIVE DATE OF THE PLAN.

     This Plan shall be effective upon approval thereof by vote or written consent of the Board of Directors.

     16.  TERMINATION.

     Unless previously terminated by the Board of Directors, this Plan shall terminate at the close of business on December 31, 2009 and no options shall be granted under it after that date, but termination of the Plan shall not affect any option previously granted.